Exhibit 10.20
AMENDMENT TO EMPLOYMENT AGREEMENT
Amendment (A)
     John Brandt (“Executive”) and Stratex Networks, Inc., formerly DMC Stratex Networks, Inc. (the “Company”), are parties to an Employment Agreement of April 1, 2006 (the “Agreement”). Executive and the Company now wish to amend the Agreement, and thus they agree as set forth below.
     1.      The following is added to Paragraph 5(c)(ii) of the Agreement: “provided, however, that if you are 60 years of age or older on the date of your termination without cause, and if you have been employed by the Company for not less than three years as of the date of your termination without cause, the Company will pay the premiums necessary to continue your Company group health insurance coverage under COBRA (or to provide you with comparable health insurance coverage) until you reach the age of 65 or until you are eligible to participate in another employer’s group health insurance plan, whichever comes first;”.
     2.      In Paragraph 5(e) of the Agreement, the phase “(ii to a maximum of 18 months, unless you are 60 years of age or older on the date of your termination/resignation and you have been employed by the Company for not less than three years as of the date of your termination/resignation, in which case the last clause of subparagraph 5(c)(ii) shall apply)” shall be inserted following the phrase “subparagraph 5(c)(i),”.
     3.     In Paragraph 11 of the Agreement, the last sentence (“Provided, however . . .”) is hereby deleted and replaced with the following sentence: “Any arbitration conducted under this Paragraph will be pursuant to the American Arbitration Association’s (“AAA”) National Rules for the Resolution of Employment Disputes, a copy of which can be found on the AAA’s website at www.adr.org.”
     Except as modified by this Amendment, the Agreement will remain in full force and effect.

Dated: April 19, 2006	/s/ John Brandt
John Brandt

Dated: April 19,2006	Stratex Networks, Inc.
	By:	/s/ Charles D. Kissner
Its: Chairman and Chief Executive Officer